UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 17, 2010

Date of report (Date of earliest event reported)

Granite City Food & Brewery Ltd.

(Exact name of registrant as specified in its charter)

Minnesota	0-29643	41-1883639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5402 Parkdale Drive, Suite 101

Minneapolis, MN 55416

(Address of principal executive offices, including zip code)

(952) 215-0660

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02             DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Changes in Composition of the Board of Directors

(b)           Three of our company’s directors, Todd W. Hanson, Eugene E. McGowan and Bruce H. Senske, resigned effective June 18, 2010.

(d)           Our board of directors, on the recommendation of its corporate governance and nominating committee, appointed Milton D. Avery, Brian K. Gramm and Charles J. Hey (the “New Directors”) to serve as directors effective June 18, 2010.  Our directors serve until the next annual meeting of shareholders and until their respective successors are elected and duly qualified.  There are no familial relationships between any director or officer.  The remainder of this response to Item 5.02(d) has been broken into the following sub-categories:  arrangements, independence, committee memberships, compensation, biographical information, and relationships and transactions with DHW.

Arrangements

In October 2009, we completed a debt conversion transaction with DHW Leasing, L.L.C. (“DHW”) as contemplated under the debt conversion agreement between our company and DHW dated September 21, 2009.  In connection with this transaction, Donald A. Dunham, Jr., Joel C. Longtin, Todd W. Hanson and John A. Pesicka (collectively, the “DHW nominees”) became members of our board of directors.  Mr. Pesicka resigned from our board in February 2010.  David A. Timpe joined our board in March 2010 as Mr. Pesicka’s replacement.  Mr. Hanson resigned from our board in June 2010.  Charles J. Hey joined our board in June 2010 as Mr. Hanson’s replacement.  Pursuant to our agreements with DHW, if any of the DHW nominees resign from our board before our 2010 Annual Meeting of Shareholders, DHW may designate a successor director for nomination by our corporate governance and nominating committee and appointment to our board, and our company will use reasonable commercial efforts to cause the committee to recommend such successor to fill such vacancy and to cause our board to elect such successor, all subject to the exercise of the directors’ fiduciary duties to our company.

Independence

The Board has designated the following persons as independent directors:  Milton D. Avery, Brian K. Gramm, Joel C. Longtin and David A. Timpe.  Our company’s other three directors, Steven J. Wagenheim, Donald A. Dunham, Jr. and Charles J. Hey, are not independent directors.

Committee Memberships

The following persons have been appointed to the committees set forth below and each person with an asterisk will serve as the chairman of such committee.

Corporate Governance and Nominating Committee

Milton D. Avery*

Brian K. Gramm

David A. Timpe

Compensation Committee

Brian K. Gramm*

Joel C. Longtin

David A. Timpe

Audit Committee

Milton D. Avery

Brian K. Gramm

David A. Timpe*

Executive Committee

Milton D. Avery

Donald A. Dunham, Jr.

Joel C. Longtin*

Steven J. Wagenheim

Compensation

As non-employee directors, each of the New Directors will receive our standard director compensation, which consists of the following: (1) an annual retainer of $10,000, paid quarterly on the first day of each quarter and (2) $500 per meeting for attending board meetings, committee meetings and the annual meeting of shareholders.  The chairmen of our audit committee and compensation committee each receive an additional annual retainer of $5,000.  The chairman of our corporate governance and nominating committee receives an additional annual retainer of $2,500.  In addition, non-employee directors also receive automatic awards of stock options for the purchase of 5,000 shares of common stock per year on the anniversary of his election to the Board under our Amended and Restated Equity Incentive Plan.  Such awards, which become exercisable in full on the first anniversary of the date of grant, have a ten-year term.

Biographical Information

Mr. Avery has been co-owner and managing partner of Avery Brothers, LLC, a family-owned commercial and outdoor sign company, since 1984.  Through his position as managing partner of the outdoor advertising division, he has gained experience working with advertising clients and advertising associations at the national level.  Mr. Avery also serves as a board member of Mercy Medical Center in Sioux City, Iowa.  Mr. Avery brings financial oversight, management, and competitive and strategic analysis experience to our board.

Mr. Gramm is founder and president of Milo Belle Consultants, LLC, a finance and accounting professional services firm headquartered in Sioux Falls, South Dakota, a position he has held since October 2003.  From May 2002 to September 2003, Mr. Gramm was a finance manager in the FanBuzz, Inc. division of ShopNBC, Inc., a private label e-commerce and fulfillment center.  From March 2002 to May 2003, he was an adjunct professor at Minnesota School of Business.  From August 1998 to April 2002, Mr. Gramm was a director of finance at Minnesota Hockey Ventures Group DBA Minnesota Wild, NHL.  From June 1997 to August 1998, he was an accounting supervisor at Hoff Jewelers.  From December 1996 to May 1997, Mr. Gramm was an auditor at Gardiner & Company, CPAs.  He is a certified public accountant.  Mr. Gramm brings business consulting, financial analysis, strategic planning, negotiating, oversight and audit experience to our board.

Mr. Hey, who has been in the business of operating school bus contracts since 1962, currently serves as Chairman of the Board of School Bus, Inc., a transportation company.  For a five-year period in the late 1990s, Mr. Hey was co-owner of Jasper State Bank.  Mr. Hey co-owns DHW with Mr. Dunham and, therefore, has interests in certain of our restaurant leases and our company’s other transactions with DHW, as detailed below.  Mr. Hey brings business and banking experience to our board.

Relationships and Transactions with DHW

Relationships

As a result of the October 2009 debt conversion transaction by and between us and DHW, DHW became the beneficial owner of approximately 63.4% of our common stock.  DHW has historically been our primary source of financing for furniture, fixtures and equipment.

The original members of DHW were Donald A. Dunham, Jr., Charles J. Hey and Steven J. Wagenheim.  We have historically treated DHW as a related person because Mr. Wagenheim, our President, Chief Executive Officer and a director, held a 10.2% voting interest in DHW and had agreed to personally guarantee 20% of DHW’s indebtedness to its lenders, for which we did not compensate Mr. Wagenheim.  Mr. Wagenheim was prohibited from receiving any distribution of cash or allocation of profit or loss from DHW.  Mr. Wagenheim’s interest in DHW was fully redeemed in September 2009.  As a result, Mr. Wagenheim is no longer obligated to guaranty any of DHW’s obligations to banks and has no interest of any kind in DHW.  Mr. Wagenheim was not entitled to receive any of the shares of common stock we issued to DHW in the October 2009 debt conversion transaction.

Mr. Dunham, one of the two remaining principals of DHW, and the sole member of Dunham Capital Management, LLC (“DCM”) and 70% owner of Dunham Equity Management, LLC (“DEM”), became one of our directors in October 2009 upon closing of the debt conversion transaction.  DHW, DCM and DEM are collectively referred to herein as the “Dunham Entities.”  As of June 18, 2010, Mr. Dunham beneficially owned approximately 64.3% of our common stock, including the shares held by DHW.  Mr. Hey, the other remaining principal of DHW, became one of our directors in June 2010 upon the resignation of Todd W. Hanson, who was appointed to our board in October 2009 upon the closing of the debt conversation transaction.  As of June 18, 2010, Mr. Hey beneficially owned approximately 63.5% of our common stock, including the shares held by DHW.

DCM and DEM are entities that either are the landlord or the general partner in various limited partnerships that own real estate leased to our company.  Mr. Dunham, as an individual, also owns a limited partnership interest in one of the limited partnerships that own real estate leased to our company.  In particular, Mr. Dunham holds interests, directly and indirectly, in the leases of 18 of our restaurants, as follows:

	Location/Address	Owner/ Landlord Name	General Partner	Dunham Percentage	Annual Rent
1	Granite City - Des Moines, IA 12801 University Ave., Clive, IA	GC Des Moines LP	DEM	21.20%	$294,000
2	Granite City - Davenport, IA 5280 Utica Road, Davenport, IA	GC Cedar Rapids/Davenport LP	DEM	7%	$341,250
3	Granite City - Lincoln, NE 6150 “O” Street, Lincoln, NE	GC Lincoln LP	DEM	7%	$168,000	(1)
4	Granite City - Wichita, KS 2244 N. Webb Road, Wichita, KS	GC Wichita LP	DCM	13.43%	$336,000

	Location/Address	Owner/ Landlord Name	General Partner	Dunham Percentage	Annual Rent
5	Granite City - Eagan, MN 3330 Pilot Knob Road, Eagan, MN	GC Eagan LP	DEM	17.42%	$396,375
6	Granite City - Zona Rosa, MO 8461 Prairie View Road, Kansas City, MO	GC Holdings LP	DEM	17.71%	$446,250
7	Granite City - Olathe, KS 15085 W. 119th Street, Olathe, KS	GC Olathe LP	DEM	14.61%	$414,750
8	Granite City - Omaha, NE 1001 N. 102nd Street, Omaha, NE	GC Omaha LP	DEM	37%	$220,500	(1)
9	Granite City - Rosedale, MN 10 Rosedale Center, Roseville, MN	GC Rosedale, LLC	Single member LLC (2)	100%	$115,500	(1)
10	Granite City - Creve Coeur, MO 11411 Olive Street Rd., St. Louis, MO	DCM	Single member LLC	100%	$150,000	(1)
11	Granite City - Fort Wayne, IN 3809 Coldwater Road, Fort Wayne, IN	DCM	Single member LLC	100%	$166,500	(1)
12	Granite City - West Towne 66 West Towne Mall, Madison, WI	DCM	Single member LLC	100%	$78,511	(1)
13	Granite City - Maumee, OH 2300 Village Drive West, #130, Maumee, OH	DCM	Single member LLC	100%	$165,000	(1)
14	Granite City - Cherryvale - Rockford, IL 7140 Harrison Ave, Rockford, IL	DCM	Single member LLC	100%	$180,000	(1)
15	Granite City - Rogers, AR 2203 Promenade Blvd, Rogers, AR	DCM	Single member LLC	100%	$165,000	(1)
16	Granite City - South Bend, IN University Park Mall, South Bend, IN	DCM	Single member LLC	100%	$150,712	(1)
17	Granite City - Indianapolis, IN 150 West 96th Street, Carmel, IN	DCM	Single member LLC	100%	$175,665	(1)
18	Granite City - East Peoria, IL 230 Conference Center Drive, E. Peoria, IL	GC Peoria, LLC	N/A	(3)	$468,300

(1)           A Dunham entity is a party to a land lease for this location.  Rent due to the land lease landlord is generally paid by our company to the Dunham entity, under the applicable agreement, and then paid by the Dunham entity to the land lease landlord.  These amounts are not included in the annual rent presented herein.

(2)           Mr. Dunham owns 100% of GC Rosedale, LLC.

(3)           Peoria Holdings, LP owns 50% of GC Peoria, LLC.  DEM is the general partner of and owns 10% of Peoria Holdings, LP.  Mr. Dunham owns a 12.86% limited partnership interest in Peoria Holdings, LP.

Equipment Lease Commitment

In December 2007, we entered into an Equipment Lease Commitment with DHW relating to the lease of furniture, fixtures and equipment for our restaurants.  Under the terms of the Equipment Lease Commitment, DHW agreed to purchase and lease to us equipment costing up to $16 million.  Each five-year lease was for equipment costing a minimum of $0.8 million and a maximum of $1.25 million per restaurant, and had an interest rate equal to the DHW bank base rate plus 4.8%.  Our company and DHW agreed upon a form of master equipment lease that provided, among other things, for a lease fee equal to 0.25% of the principal amount financed upon origination of each equipment lease. We had the option to purchase the leased equipment for $1.00 upon payment in full of all rent payments due under each lease.

While the Equipment Lease Commitment was outstanding, DHW purchased and leased to us equipment costing an aggregate of $16 million.  The value of the equipment financed at each restaurant was approximately $1 million, and the annual interest rate on each lease ranged from 10.3% to 12.3%.  As part of the October 2009 debt conversion transaction described below, the aggregate balance then outstanding on these leases of approximately $15 million was extinguished through the issuance of 4,666,666 shares of common stock and DHW conveyed to us all of the furniture, fixtures and equipment subject to financing lease arrangements between DHW and our company.

Rent and Cash Flow Reductions

In February 2009, we entered into a master agreement with the Dunham Entities to provide rent or other cash flow reductions to our company in the amount of $2.5 million for the calendar year 2009 and $1.5 million for calendar year 2010 (the “Master Agreement”).  At the time of entering into the Master Agreement, DCM had an ownership interest in 16 of our restaurants.  The Master Agreement provided that DCM would amend and restate applicable leases and subleases with our company to reflect negotiated rent reductions.  We agreed to deem rent reductions received from non-Dunham landlords to be part of the above-referenced aggregate rent reductions for 2009 and 2010.  As a part of the Master Agreement, DCM also agreed to amend its leases with us that were treated as capital leases for accounting purposes by reducing their terms to periods which would thereafter qualify the leases to be treated as operating leases in accordance with generally accepted accounting principles.

As part of the October 2009 debt conversion transaction described below, the parties entered into an amendment to the Master Agreement, under which the Dunham Entities agreed to use reasonable commercial efforts to seek rent reductions on real estate leases of up to $1.7 million in 2010 (rather than the above-referenced $1.5 million), and the Dunham Entities and the other entities who hold our leases who are affiliated with Dunham (the “Dunham landlords”) amended their building leases.  The amended terms were effective January 1, 2009, and in most cases the expiration date of the lease is December 31, 2018.  We have determined that ten of the amended leases (including Rogers, Arkansas) qualify as operating leases and seven will remain capital leases.  As a result of these amendments, we removed approximately $20 million of assets and $22 million of liabilities from our balance sheet.  The resulting gain will be recognized over the life of the amended leases.

We also agreed to the following additional provisions:  to provide DCM with financial information concerning our operations, including a monthly comparison of actual income and expense compared to budgeted income and expense; to allow DCM, for a period of two years or such earlier time that the Master Agreement shall have been terminated, to appoint a board observer who will have the right to attend board meetings; to provide for a Chairman of the Board who is an independent director; to confirm our obligation to reimburse DCM for out-of-pocket losses incurred in the closing of the Rogers, Arkansas location and resulting from the decision not to build on the Troy, Michigan site, less net sales proceeds from any real estate or lease income associated with such sites; to refrain from developing any new restaurants in 2009 without the consent of DCM, with the exception of the Indianapolis, Indiana restaurant; and to amend certain leases to provide that we will pledge to DCM the liquor license owned by us for such restaurant locations.  Reimbursement of costs related to the Rogers, Arkansas and Troy, Michigan sites will be amortized and payable to DCM over a 60-month period commencing January 2011, at a 6% annual interest rate.  Such reimbursement includes the carrying cost of the related land until its disposal.

In consideration of the agreements of DCM provided in the Master Agreement, we issued to the Dunham Entities a warrant to purchase 166,666 shares of our common stock at an exercise price of $1.584 per share, representing 110% of the closing price of our common stock on the trading date prior to the date of signing the Master Agreement.

Debt Conversion

In October 2009, we completed a debt conversion transaction (the “Transaction”) with DHW as contemplated under the debt conversion agreement between our company and DHW dated September 21, 2009.  In the Transaction, approximately $15 million of our indebtedness to DHW was converted into 4,666,666 shares of our company’s common stock at a conversion price of approximately $3.24 per share.  We obtained a waiver under the financial viability exception from NASDAQ to its shareholder approval requirements, so the Transaction was not subject to approval by our shareholders.  The Transaction was approved, however, by a special committee of our company’s independent directors, by our board of directors, and by our audit committee.  As a result, DHW came to beneficially own approximately 63.4% of our common stock, which constituted a change in control of our company.  Because of this change in control, our use of federal net operating loss carryforwards to offset future taxable income will be limited.

During the first year following closing, if the average bid price of our common stock for any period of 20 consecutive trading days equals or exceeds $4.28, we will have the right, exercisable on a one-time basis, to repurchase for $.006 per share an amount of the shares issued to DHW in the Transaction as would enable DHW to retain such issued shares having a market value of $20 million following such repurchase.  The right may be triggered multiple times during the year, but may only be exercised once.  If we were to exercise this right, such exercise would be considered an equity transaction reported as a reduction of shareholders’ equity.

In connection with the closing of the Transaction, we entered into a number of ancillary agreements with DHW.  In addition to the amendment to the Master Agreement discussed above, a Master Amendment to Leases was entered into by and among our company and the Dunham landlords.  Under the Master Amendment to Leases, the Dunham landlords agreed to a limited deferral of 30% of the rent due under lease agreements between our company and the Dunham landlords.  In addition, for all rent payments due on or after June 1, 2009 under restaurant leases with the Dunham landlords, rent has been deferred for one month.  The deferred rents must be repaid upon the first to occur of (a) our completing a debt or equity financing in the amount of $2 million or (b) October 5, 2010.  The monthly accrued and deferred rent is approximately $73,000 per month.  In addition, the Dunham landlords waived any defaults or events of default existing under the leases as of October 5, 2009.

In addition, in connection with the Transaction, our company and three of our executive officers, Steven J. Wagenheim, James G. Gilbertson and Darius H. Gilanfar, entered into amendments to their existing employment agreements which provided that each will have employment through October 5, 2010, and will be entitled to severance benefits that include one year of base compensation if employment is terminated without cause, in addition to the balance of the one-year term, if terminated prior to the end of such term.  The employment agreements are automatically extended for one-year terms unless either our company or the executive gives at least 60 days’ notice to the other of an intent not to extend.  In addition, Mr. Wagenheim’s employment agreement was amended to reduce his severance benefit from 18 months to 12 months.  In June 2010, such employment agreements were further amended as described below under Item 5.02(e) of this Current Report on Form 8-K.

We also entered into a Registration Rights Agreement with DHW under which we granted DHW certain registration rights with respect to the shares that DHW received in the Transaction.  Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC covering 777,777 of DHW’s shares within 90 days of the closing date, and agreed, upon request by DHW and if DHW has sold the shares previously registered, to file registration statements covering 777,777 additional shares each six months thereafter.  Under the Registration Rights Agreement, we are not obligated to file (a) more than six registration statements; (b) registration statements more frequently than every six months; or (c) any registration statement after October 5, 2012.  The first of such resale registration statements became effective in February 2010.

In connection with the Transaction, the DHW nominees became members of our board of directors.  Mr. Pesicka resigned from our board in February 2010.  David A. Timpe joined our board in March 2010 as Mr. Pesicka’s replacement.  Mr. Hanson resigned from our board in June 2010, Charles J. Hey joined our board in June 2010 as Mr. Hanson’s replacement.  Pursuant to our agreements with DHW, if any of the DHW nominees resign from our board before our 2010 Annual Meeting of Shareholders, DHW may designate a successor director for nomination by our corporate governance and nominating committee and appointment to our board, and our company will use reasonable commercial efforts to cause the committee to recommend such successor to fill such vacancy and to cause our board to elect such successor, all subject to the exercise of the directors’ fiduciary duties to our company.

In connection with the Transaction we also entered into an amendment to the bridge loan agreement with Harmony (described below) which deferred the October 1, 2009 interest payment, modified the minimum net consolidated revenue covenant for the quarters ending September 29, 2009 and December 29, 2009, and waived any participation rights in the Transaction.

Amendments to Employment Agreements

(e)           On June 17, 2010, we entered into amendments to the employment agreements between our company and its named executive officers:  Steven J. Wagenheim, our president and chief executive officer; James G. Gilbertson, our chief financial officer; and Darius H. Gilanfar, our chief operating officer.  Each amendment extends by two years the termination date of the related employment agreement and confirms the severance and other payments due such executive upon involuntary termination without cause, voluntary termination for good reason, or agreement non-renewal.

Each agreement, as amended, provides that the executive will have employment through October 6, 2012.  Each executive will be entitled to severance benefits that include one year of base compensation if his employment is terminated without cause or for good reason, as defined therein, in addition to the balance of the applicable term, if terminated prior to the end of such term.  Each employment agreement is automatically extended for a one-year term unless either our company or the executive gives at least 60 days’ notice to the other of an intent not to extend.  If we elect not to extend the executive’s employment beyond October 6, 2012, or beyond the end of any applicable extension, and terminate executive’s employment, such termination will be deemed to be a termination without cause for purposes of severance benefits and the continuation of base compensation through the end of the applicable term.  The agreements also provide for a base annual salary which may be increased by our board of directors, incentive compensation as determined by our compensation committee from time to time, and participation in our company’s other employee benefit plans.  In addition, each agreement includes change in control provisions that entitle the executive to receive severance pay equal to 12 months of salary if there is a change in control of our company and his employment terminates without cause or for good reason, as defined in the agreement.  Each executive has also agreed to certain nondisclosure provisions during the term of his employment and any time thereafter, and certain non-competition, non-recruitment and/or non-interference provisions during the term of his employment and for a certain period thereafter.

The foregoing description is qualified in its entirety by reference to the employment agreements, as amended.  The above-described amendments, which are incorporated by reference herein, are attached hereto as Exhibits 10.1, 10.2 and 10.3.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

(d)           See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Granite City Food & Brewery Ltd.

Date: June 23, 2010	By:	/s/ James G. Gilbertson
James G. Gilbertson
Chief Financial Officer

EXHIBIT INDEX

Exhibit 10.1	Amendment No. 3 to Executive Employment Agreement by and between the Registrant and Steven J. Wagenheim, dated June 17, 2010.

Exhibit 10.2	Amendment No. 3 to Executive Employment Agreement by and between the Registrant and James G. Gilbertson, dated June 17, 2010.

Exhibit 10.3	Amendment No. 3 to Employment and Severance Agreement by and between the Registrant and Darius H. Gilanfar, dated June 17, 2010.